EXHIBIT 12
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HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
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All dollar amounts are stated in millions.
Three months ended March 31                     1995         1994
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Net income                                    $ 96.0       $ 77.6
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Income taxes                                    47.6         42.0
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Fixed charges:
  Interest expense (1)                         379.1        259.1
  Interest portion of rentals (2)                8.8          8.7
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Total fixed charges                            387.9        267.8
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Total earnings as defined                     $531.5       $387.4
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Ratio of earnings to fixed charges              1.37         1.45
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Preferred stock dividends (3)                 $ 10.5       $ 11.6
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Ratio of earnings to combined fixed charges
  and preferred stock dividends                 1.33         1.39
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(1) For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

(2) Represents one-third of rentals, which approximates the portion representing interest.

(3) Preferred stock dividends are grossed up to their pretax equivalent based upon an effective tax rate of 33.1 and 35.1 percent for March 31, 1995 and 1994, respectively.